UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2019

LEAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11311	13-3386776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

21557 Telegraph Road, Southfield, MI		48033
(Address of principal executive offices)		(Zip Code)

(248) 447-1500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01	LEA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(e) of the Exchange Act  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e)

As previously reported by Lear Corporation (the “Company”), on January 28, 2019, Jeneanne M. Hanley, the former Senior Vice President and President of E-Systems, left the Company to pursue other interests and Raymond E. Scott, the Company’s President and Chief Executive Officer, assumed responsibility for management of the E-Systems division. The Board of Directors of the Company (the “Board”) appointed Carl A. Esposito to serve as Senior Vice President and President of E-Systems, effective September 3, 2019. A copy of the press release announcing Mr. Esposito’s appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. Esposito, age 51, previously served as the President of the Electronic Solutions Strategic Business Unit at Honeywell Aerospace, a division of Honeywell International Inc. (“Honeywell”), from January 2017 to July 2019. From December 2010 to December 2016, he served as the Vice President of Aerospace Marketing, Product Management and Strategy at Honeywell. Prior to that, Mr. Esposito was Honeywell’s Vice President of Avionics Systems Marketing and Product Management from December 2009 to December 2010 and Vice President of Global Business Aviation Sales and EMEAI Customer Support from January 2007 to December 2009. Between 1990 and 2007, Mr. Esposito served in various other roles at Honeywell.

There are no family relationships between Mr. Esposito and any of the directors and executive officers of the Company, nor are there transactions in which Mr. Esposito has an interest requiring disclosure under Item 404(a) of Regulation S-K. Except for the Employment Agreement (as defined below), there are no arrangements or understandings between Mr. Esposito and the Company, its officers or directors, or, to the Company’s knowledge, any other person, pursuant to which Mr. Esposito was selected as an officer of the Company.

In connection with Mr. Esposito’s appointment as Senior Vice President and President of E-Systems, on August 8, 2019, the Company entered into an Employment Agreement with Mr. Esposito, effective September 3, 2019 (the “Employment Agreement”).

Pursuant to the Employment Agreement, Mr. Esposito will serve as the Company’s Senior Vice President and President of E-Systems. Mr. Esposito will receive an initial annual base salary of $650,000 and will be eligible to participate in the Company’s Annual Incentive Plan and 2019 Long-Term Stock Incentive Plan (the “2019 LTSIP”). In connection with his appointment as Senior Vice President and President of E-Systems, the Compensation Committee of the Board (the “Committee”) approved a one-time grant of restricted stock units with a grant date value equal to approximately $6,000,000 to Mr. Esposito under the 2019 LTSIP, effective September 3, 2019, which will vest in ratable installments on each of the second, third and fourth anniversaries of the grant date. The Committee also approved the payment, in February 2020, of a $400,000 cash bonus in lieu of Mr. Esposito participating in the Annual Incentive Plan with respect to 2019.

Pursuant to the Employment Agreement, in the event that Mr. Esposito’s employment is terminated by the Company other than for “cause” or “incapacity” or by Mr. Esposito for “good reason” (as such terms are defined in the Employment Agreement), or due to Mr. Esposito’s death, Mr. Esposito will become entitled to receive a severance package comprised of two times the sum of Mr. Esposito’s annual base salary and target bonus, 24 months of continued health coverage, full vesting of time-vested 2019 LTSIP awards and pro-rata vesting of performance-based 2019 LTSIP awards (based on actual performance). In addition, the Employment Agreement contains restrictive covenants relating to non-competition, confidential information, and non-solicitation of the Company’s employees and customers.

The foregoing description of the Employment Agreement is only a summary and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Exhibit Description

10.1	Employment Agreement, dated August 8, 2019, between Lear Corporation and Carl A. Esposito.

99.1	Press release, dated August 14, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lear Corporation

Date: August 14, 2019	By:	/s/ Jeffrey H. Vanneste
	Name:	Jeffrey H. Vanneste
	Title:	Senior Vice President and Chief Financial Officer

3